UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 12, 2007

FIRSTGOLD CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20722	16-1400479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3108 Gabbert Drive, Suite 210 Cameron Park, CA	95682
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 677-5974

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Recent Sales of Unregistered Securities

On April 12, 2007, Firstgold Corp. sold 5,673,110 Units at a price of $.45 per Unit. Each Unit consisted of one share of Firstgold’s common stock and 1/2 warrant to purchase a share of Firstgold’s common stock at an exercise price of $.65 per share. The warrants are exercisable for a term of 18 months. Firstgold raised $2,552,900 in gross proceeds from the sale of the Units. The Units are subject to a qualification condition that if the shares issued in the Units are not registered in the United States or become listed for trading on the Toronto Stock Exchange by October 15, 2007, the shares and warrants issued in each Unit will be increased by 10%. The Canadian selling agent which participated in this offering was paid a selling commission of 7% or $178,703 and was issued broker's warrants equal to 10% of the Units sold which represents warrants to purchase approximately 567,311 shares of Firstgold’s common stock at an exercise price of $.65 per share. The broker's warrants are exercisable for a term of 12 months.
The Units were offered and sold exclusively to individuals residing or entities formed outside the United States who were not deemed to be “US persons” as that term is defined under Regulation S. Each investor represented that it was purchasing such Units for its own account. Both the offer and the sale of the Firstgold Units were made outside the United States in “offshore transactions” as that term is defined under Regulation S. The shares and warrants are deemed to be “restricted securities” as defined in Rule 144 under the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits

Exhibits.

10.26	Form of Warrant dated April 12, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTGOLD CORP.

Date: May 11, 2007	By:	/s/ James Kluber
James Kluber, Chief Financial Officer